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                                                                     EXHIBIT 2.2

                          Amendment to Asset Purchase
                Agreement between Heublein, Inc. ("Heublein")
              and Canandaigua Wine Company, Inc. ("Canandaigua")
                    dated August 3, 1994 (the "Agreement")


WHEREAS, the parties have entered into the Agreement, pursuant to which Canandaigua was granted an option to purchase certain brandy from Heublein; and

WHEREAS, the parties hereto desire to extend the option period set forth in the Agreement to allow the parties to devise a testing procedure regarding such brandy.

NOW THEREFORE, in consideration of the mutual promises and conditions of this Amendment, and other valuable consideration, the parties have agreed as follows:

    1. That the first sentence of paragraph 16.14 of the Agreement is hereby amended by replacing the phrase "for a period of three months following the Closing Date" and inserting in its place the phrase "expiring on 4:00 p.m., E.S.T. November 18, 1994."

    2. That the second sentence of paragraph 16.14 of the Agreement is hereby amended by replacing the phrase "during the three month period" and inserting in its place the phrase "on or prior to 4:00 p.m. E.S.T. November 18, 1994."

    3.  That on the date hereof no exercise of the option pursuant to paragraph
    16.14 has occurred.

This amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of California.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on this 8th day of November, 1994.


    HEUBLEIN, INC.                  CANANDAIGUA WINE COMPANY, INC.


    /s/ Mark A. Schlossberg         /s/ Robert S. Sands
    -----------------------         ------------------------------
    By: Mark A. Schlossberg         By: Robert S. Sands
    Title: Vice President           Title: Executive Vice President